MASTER RECORDING PURCHASE AGREEMENT


         This Master Recording Purchase Agreement (the "Agreement") dated October ____, 1998 is entered into between PLANET ENTERTAINMENT CORPORATION, a Florida corporation ("Buyer"), and GULF COAST MUSIC, L.L.C., a Louisiana corporation ("Seller").

         WHEREAS, Seller is the business of owning, using and exploiting master recordings; and

         WHEREAS, Seller desires to sell on a nonexclusive basis seven thousand five hundred master recordings (the "Master Recordings") and Buyer desires to acquire such Master recordings under the terms and conditions hereinafter set forth and for the consideration provided herein.

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein, the parties hereby covenant and agree as follows:


                                   ARTICLE I
                   MASTER RECORDINGS TO BE PURCHASED AND SOLD


         1.1 Master Recordings to be Purchased by Buyer. Upon the terms and subject to the conditions and provisions set forth in this Agreement, on the Closing (as defined in Section 7.1 below), Seller shall convey, sell, transfer, assign and deliver to Buyer, and Buyer shall purchase from Seller, one digital audio tape copy of each of the Master Recordings as described in Section 1.2 and subject to Sections 1.3 through 1.7.

         1.2 Description of Assets. The Master Recordings to which this Agreement relates shall be as follows:

         The Master Recordings set forth on Schedule A. Buyer acknowledges that it has received certain Master Recordings as of the date of this Agreement pursuant to a certain agreement between Buyer and J. Jake, Inc. and Music Marketeers, Inc. Seller shall supplement this list through November 30, 1998 in order to ensure that Buyer receives 7,500 Master Recordings.

         All rights, agreements and obligations regarding licenses held by Seller necessary or incidental to the Master Recordings (to the extent the same are transferable), including license agreements and other executory commitments held by Seller, whether oral or written.

         All proprietary rights, marks, trademarks, names, trade names, symbols, service marks, logos, copyrights and registrations thereof, designs and drawings, and licenses in respect of the Master Recordings (the "Proprietary Rights").

         All of the Masters, Contracts and Proprietary Rights to be conveyed, sold, transferred, assigned and delivered to Buyer on a nonexclusive basis pursuant to this Section 1.2, are hereinafter collectively referred to herein as the "Assets."

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         1.3 Third Party Consent; Non-Assignment of Certain Assets.
Notwithstanding anything to the contrary in this Agreement, to the extent that the transfer or assignment hereunder of any item of the Assets shall require the consent of any other party (or in the event that any of the same shall be nonassignable), neither this Agreement nor any action taken pursuant to its provisions shall constitute a transfer or assignment or an agreement to transfer or assign if such transfer or assignment or attempted transfer or assignment would constitute a breach thereof or result in the loss or diminution thereof. Seller has identified on the appropriate Schedules all Assets which require the consent of a third party for their transfer or assignment to Buyer. Seller shall obtain such consents at the earliest feasible date and in no event later than the Closing. If such consent is not obtained, Seller and Buyer shall cooperate with each other in any reasonable arrangement designed to provide for Buyer the benefits with respect to any such Assets, requiring third party consent, including enforcement, for the account and benefit of Buyer, of any and all rights of Seller against any other person arising out of the breach or cancellation by such other person or otherwise, all of such actions of Seller to be at the direction of Buyer and at the expense of Seller; provided, however, that in the event, due to failure of consent, any of the Assets are not transferred to Buyer, Seller agrees that the Purchase Price (as defined in Section 3.1 below) shall be reduced by the reasonable value of the Assets not transferred or assigned.

         1.4 Instruments of Transfer. The sale, assignment, transfer, conveyance and delivery of the Assets shall be made by such bills of sale and other instruments of assignment, transfer and conveyance as Buyer shall reasonably request.

         1.5 Nonexclusive Nature of Sale. The parties hereto agree that the Assets to be conveyed, sold, transferred, assigned and delivered to Buyer are conveyed, sold, transferred, assigned to Buyer on a nonexclusive basis only and that Seller shall retain all of its right, title and interest in and to the Assets.

         1.6 Licensing Rights. Buyer expressly agrees that it not sell, transfer, convey or assign to any third party any right to license to any other third party any rights in and to any of the Master Recordings listed in Schedule A.

         1.7. Notice. THIS AGREEMENT IS MADE SUBJECT TO THE AMENDED JOINT PLAN OF REORGANIZATION, AS MODIFIED (THE "PLAN"), CONFIRMED BY ORDER OF THE UNITED STATES BANKRUPTCY COURT FOR THE EASTERN DISTRICT OF LOUISIANA, DATED NOVEMBER 21, 1997, IN CONNECTION WITH THE JOINTLY ADMINISTERED BANKRUPTCIES OF MARSHALL
E. SEHORN, WHITE DOG RECORDS, INC. AND RED DOG EXPRESS, INC., IN CASE NOS. 96-10278, 96-10277 AND 96-10276.

         PURSUANT TO SAID PLAN (AND NOTWITHSTANDING ANY OTHER PROVISION HEREIN TO THE CONTRARY), THE TRANSFER TO PLANET ENTERTAINMENT CORPORATION OF PROPERTY RIGHTS, TITLE AND/OR INTERESTS PURSUANT TO THIS AGREEMENT SHALL ONLY BE OF GULF COAST MUSIC, L.L.C.'S RIGHTS, TITLE AND/OR INTERESTS, IF ANY, IN THE PROPERTY DESCRIBED IN EXHIBIT A ATTACHED HERETO AND IS MADE EXPRESSLY SUBJECT TO THE RIGHTS, TITLE, INTERESTS AND/OR CLAIMS, IF ANY, OF ANY THIRD PARTY, WHICH THIRD PARTY RIGHTS, TITLE, INTERESTS AND/OR CLAIMS ARE EXPRESSLY PRESERVED.


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                                   ARTICLE II
                       LIMITED ASSUMPTION OF OBLIGATIONS

         2.1 Specific Exclusion of Certain Liabilities. The parties agree that Buyer does not hereby assume the debts, liabilities, commitments or obligations of Seller of any nature whatsoever, except with respect to those obligations assumed by Buyer as a result of the transfer and assignment of certain of the Contracts, as more particularly described below in Section 2.2. With the exception of the obligations assumed by Buyer in Section 2.2, Seller agrees to remain solely liable for all of its debts, obligations and liabilities and claims related thereto.

         2.2 Assumption of Certain Obligations. Buyer shall not, by the execution, delivery and performance of this Agreement, assume, be bound by or otherwise be responsible for any liability or obligation of Seller of any kind or nature, known, unknown, accrued, absolute, contingent or otherwise, whatsoever whether arising out of occurrences prior to, at or after the date hereof, with reference to the Assets except those obligations assumed by Buyer under those certain licenses. Without limiting the foregoing, it is understood that Buyer does not assume, undertake or accept any obligations, duties, responsibilities or liabilities of Seller that now exist or may arise in the future with respect to matters occurring on or prior to the Closing (a) to any contract which does not relate expressly to the Masters; (b) to any employee or former employee of Seller or any of such employee's beneficiaries, heirs or assigns, arising out of such employee's or former employee's employment by Seller, or out of the transactions contemplated by this Agreement; (c) with respect to (i) any income, profits, property, excise or similar taxes (it being understood that Seller shall pay and be responsible for any and all taxes related to the operations of the Business through the Closing), or (ii) any claims for any personal injuries, property damage or consequential damage relating to products sold or manufactured by Seller on or prior to the Closing;
(d) under any statutes, rule, regulation, code or ordinance, including, but not limited to, civil rights, health, safety, labor, discrimination and environmental laws, rules, regulations, codes and ordinances; (e) in connection with this Agreement and the transactions provided for herein, including transfer and other taxes, and expenses pertaining to the performance by Seller of its obligations hereunder, provided that Seller shall pay any sales taxes due to the State of Louisiana upon the sale of the Assets to Buyer; (f) to any shareholder of Seller; and (g) with respect to any options, warrants, agreements or convertible or other rights to acquire any securities of or interests in the Seller.

                                  ARTICLE III
                                 PURCHASE PRICE

         3.1 Consideration. Upon the terms and subject to the conditions contained in this Agreement, in consideration for the Assets and in full payment therefor, on or prior to the Closing, Buyer will relinquish the "Purchase Price," which shall consist of Six Hundred and Ninety Four Thousand (694,000) shares of its common stock. In addition, Buyer shall enter into a Promissory
Note in the form annexed hereto as Schedule B, in the amount of $1,250,000, with interest at nine and three quarters (9 and 3/4) per cent from the inception of the Note. The parties acknowledge that Buyer has already paid and shall be


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credited in the amount of $500,000 against the principle in connection with said
Note.

         (1) Buyer shall execute and provide to Seller as security for the balance of the purchase price outstanding from time to time a UCC-1 filing over the Assets, which filing will be in substantially the form attached hereto as Schedule C.

         (2) There shall be an adjustment of the Purchase Price if it is determined that Seller lacks legal title to any master recording set forth in Schedule A or Buyer cannot market such master recording. Buyer shall notify Seller in writing who will either replace such master recording or adjust the Purchase Price within ten (10) days of notice.


                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

         4.1 Buyer's Representations and Warranties. Buyer hereby represents and warrants to Seller that:

         (a) Organization: Authorization. Buyer is an individual, validly existing and in good standing under the laws of the state of Florida and has all requisite power and authority to enter into this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby, and the execution and delivery of this Agreement and the other documents and agreements referred to herein or related hereto to be executed by Buyer, the consummation of the transactions contemplated hereby and thereby and the compliance by Buyer with the terms of this Agreement will not conflict with or result in a breach of any terms of, or constitute a default under, Buyer's or any agreement, obligation or instrument to which Buyer is a party or by which it is bound, or any order by which it is bound. Buyer is duly licensed or qualified to do business is in good standing under the laws of any other jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary. All necessary and appropriate action has been taken by Buyer with respect to the execution and delivery of this Agreement and the other documents and agreements referred to herein or related hereto to be executed by Buyer, and this Agreement and the other documents and agreements referred to herein or related hereto to be executed by Buyer constitute valid and binding obligations of Buyer enforceable in accordance with their terms.

         4.2 Seller's Representations and Warranties. Seller hereby represents and warrants to Buyer as follows:

         (a) Organization: Authorization. Seller is a limited liability corporation organized, validly existing and in good standing under the laws of the state of Louisiana and has all requisite corporate power and authority to enter into this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby, including, without limitation, the execution and delivery of this Agreement, general conveyances, bills of sale, assignments of Contracts and other documents and instruments delivered in accordance with
Section 7.2 (the "Closing Documents"). Seller is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of

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any other jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary. All necessary and appropriate corporate action has been taken by Seller with respect to the execution and delivery of this Agreement and the Closing Documents and the consummation of the transactions contemplated hereby. This Agreement constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms.

         (b) Compliance with Law. Seller has complied in all material respects, and is in compliance in all material respects, with all applicable federal, state and local laws, statutes, franchise and licensing requirements, rules and regulations, and judicial or administrative decisions pertaining to the Business. Seller has been granted all licenses, permits, authorizations and approvals from all applicable federal, state and local government regulatory bodies necessary for the conduct of the Business, all of which are currently valid and in full force and effect, nor are there any proceedings pending or threatened which question the existence, continuation or scope of any of the foregoing. There is no order issued, investigation or proceeding pending or to the best of Seller's knowledge, threatened, or notice served with respect to any violation of any law, ordinance, order, writ, decree, rule or regulation issued by any federal, state or local court or governmental agency or instrumentality to which Seller, the Assets or the operation of the Business is subject.

         (c) Contracts and Commitments. There are no material contracts, commitments, leases, permits, and other instruments (written or oral) binding upon Seller with respect to the Assets except as delivered to Buyer or incurred in accordance with the terms of this Agreement. Subject to the provisions of
Section 1.2 herein, Seller has delivered or furnished access to Buyer true and complete copies of all of the Contracts relating to the Assets and any amendments thereof. All of the Contracts are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, and Seller is not in material default and no event or condition has occurred which, with the passage of time or giving of notice (or both), would constitute a material default with respect to the payment or performance of any obligation thereunder, and there is no basis upon which such a claim could validly be made. All such Contracts are fully assignable, subject to any notices, consents or approvals provided for therein, by Seller to Buyer, except as Buyer has been previously informed. Seller has a continuing obligation to supplement and update all information and documents provided to Buyer.

         (d) Assets. Schedule A contains a complete list of all assets sold nonexclusively by Seller.

         (e) Title to the Assets. Subject to the provisions of Section 1 herein, Seller's predecessors had at the time of delivery to Buyer or Seller has, or will have as of the Closing, good and marketable title to the Assets, free and clear of all mortgages, pledges, liens, encumbrances, security interests, equities, charges, clouds and restrictions of any nature whatsoever. By virtue of the deliveries made on the Closing, Buyer will obtain good and marketable title to the Assets, free and clear of all liens, mortgages, pledges, encumbrances, security interests, charges, equities, clouds and restrictions of any nature whatsoever, except as provided herein.

         (f) Litigation. Except as set forth in Schedule D, there is no claim, litigation, action, suit or proceeding, administrative or judicial, pending or, to the best knowledge of Seller, threatened against Seller, at law or in equity,

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before any federal, state, local or foreign court or regulatory agency, or other governmental authority which could have a material adverse effect on (i) the ability of Seller to perform its respective obligations under this Agreement;
(ii) the Assets or the condition, financial or otherwise, or operation of the Business; or (iii) the consummation of the transactions contemplated by this Agreement, nor is there any basis upon which any such claim, litigation, action, suit or proceeding could reasonably be brought or initiated.

         (g) No Conflict or Default. Neither the execution and delivery of this Agreement, nor compliance with the terms and provisions hereof by Seller, including without limitation, the consummation of the transactions contemplated hereby, will violate any statute, regulation or ordinance of any governmental authority, or will conflict with or result in the breach of any term, condition or provision of the certificate or articles of incorporation or bylaws of Seller or a material breach of any agreement, deed, contract, mortgage, indenture, writ, order, decree, legal obligation or instrument to which Seller is a party or by which it or any of the Assets are or may be bound, or constitute a material default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a material default) thereunder, or result in the creation or imposition of any lien, charge or encumbrance, or restriction of any nature whatsoever with respect to any of the Assets, or give to others any interest or rights, including rights of termination, acceleration or cancellation in or with respect to the Assets or the operation of the Business.

         (h) Regulators' Approvals. No consent, approval or authority of, or declaration, filing or registration with, any federal, state or local governmental agency or authority is required in connection with the execution and delivery by Seller of this Agreement and the consummation of the transactions contemplated hereby.

         (i) Taxes. Seller hereby affirms to Buyer that Seller has filed or will file federal, state or local and foreign tax returns and tax reports required to be filed with respect to the period during which the Business has been operated by Seller and that all taxes, including without limitation, income, property, sales, use, franchise, added value, employees' income withholding, and social security taxes, imposed by the United States, by any state, municipality, other local government or other sub-division or instrumentality of the United States, or by any foreign country or any state or other government thereof, or by any other taxing authority, that are due or payable by Seller and all interest and penalties thereon, whether disputed or not, and which would result in the imposition of a lien, claim or encumbrance on the Assets or against Buyer, other than taxes which are not yet due and payable, have been paid in full, all tax returns required to be filed in connection therewith have been accurately prepared and duly and timely filed and all deposits required by law to be made by Seller with respect to employees' withholding taxes have been duly made. Seller is not delinquent in the payment of any tax, assessment or governmental charge or deposits which would result in the imposition of a lien, claim or encumbrance on the Assets or against Buyer, and Seller has no tax, deficiency or claim outstanding, proposed or assessed against it, and there is no basis for any such deficiency or claim, which would result in the imposition of any lien, claim or encumbrance on the Assets or against Buyer.

         (j) Complete Disclosure. No representation or warranty made by Seller in this Agreement, and no Schedule, Exhibit, statement, certificate or other writing furnished to Buyer by or on behalf of Seller pursuant to this Agreement

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or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements herein or therein not misleading.

         (k) Replacement. Seller warrants that it is in almost all cases the non-exclusive owner of the Assets substantially representing 7,500 master recordings (subject only to those limited non-exclusive licenses, artist and production royalties, if any, as ascertained during delivery of title documents). In the event that any particular master recording is found to present serious legal or marketing problems, a mutually acceptable recording shall be substituted (or the purchase price adjusted accordingly as set forth in Section 3.1, with all rights of exploitation connected thereto, including all rights reasonably related to the manufacture by any method or media now or hereafter known, advertising, sale, license, distribution and other dealings with respect to the Assets and recordings derived from the Assets, all synchronization rights, all rights of public performance of the Assets and performances embodied thereon and the rights to use and disseminate the names, likenesses and biographical information of such artists, producers and others whose performances are embodied on the Assets for the purposes of the advertising and other promotion of the Assets and "derivatives" therefrom and all other proprietary rights and copyrights which are the property of Seller with respect to the Assets.

                                   ARTICLE V
                                    CLOSING

         5.1 Closing. The transactions contemplated by this Agreement shall close and all deliveries to be made shall take place at 4:30 p.m. Daylight Savings Time, on or before December 15, 1998, at the offices of Davis Pfahl & Fix, P.C., 261 Madison Avenue, New York, New York, or at such other place or date as may be agreed upon from time to time in writing by Seller and Buyer (the "Closing").

         5.2 Deliveries by Seller. On or prior to the Closing, Seller shall deliver to Buyer the following:

         (a) A good and sufficient general conveyance, assignment and bill of sale, which shall be in form and substance reasonably satisfactory to Buyer, conveying, selling, delivering, transferring and assigning to Buyer title to all of the Assets owned by Seller, free and clear of all mortgages, pledges, liens, encumbrances, security interests, equities, charges, clouds and restrictions of any nature whatsoever, which interfere with Buyer's ability to use the same except for those matters expressly referred to in this Agreement or the Schedules attached hereto or the Contracts previously delivered to Buyer.

         (b) Good and sufficient assignments and third party consents of the Contracts for which assignments and third party consents are required which shall be in form and substance reasonably satisfactory to Buyer. In the event Seller is unable to provide all underlying original Contracts on the date of Closing, Seller will set forth those items in writing and agrees to provide such original documents within sixty (60) days of Closing.

         (c) Resolutions of the Seller authorizing the execution and delivery of this Agreement by Seller and the performance of its obligations hereunder, certified by the General Manager of Seller.

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         (d) Such other separate instruments of sale, assignment or transfer that Buyer may reasonably deem necessary or appropriate in order to perfect, confirm or evidence in Buyer title to all or any part of the Assets and consummate the transactions contemplated by this Agreement.

         5.3 Deliveries by Buyer. On or prior to the Closing, Buyer shall deliver to Seller the following:

         (a) The Stock and Note required under Section 3.1 and the UCC-1's required under Section 3.2.

         5.4 Further Assurances. On or after the Closing, Seller shall prepare, execute and deliver, at Buyer's direction and at Seller's expense, such further instruments of conveyance, sale, assignment or transfer, and shall take or cause to be taken such other or further action, as Buyer shall reasonably request at any time or from time to time in order to perfect, confirm or evidence in Buyer title to all or any part of the Assets or to consummate, in any other manner, the terms and provisions of this Agreement.

                                   ARTICLE VI
                                INDEMNIFICATION

         6.1 Damages. For purposes of this Article, with respect to either party "Damages" shall mean any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs, expenses, interest, penalties and, solely in connection with indemnifiable claims below, attorneys' fees and all costs and expenses incurred in investigating, preparing or defending against any litigation. For purposes of this Article VI, all Damages shall be computed net of any insurance coverage with respect thereto which reduces the Damages that would otherwise be sustained; provided, however, that, in all cases, the timing of the receipt or realization of insurance proceeds shall be taken into account in determining the amount of reduction of Damages. Buyer and Seller shall be deemed to have suffered Damages arising out of or resulting from the matters referred to in Section 6.2 or 6.3 if the same shall be suffered by any parent, subsidiary or affiliate of Buyer or Seller.

         6.2 Indemnification by Seller. Seller hereby agrees to indemnify and hold harmless Buyer and its officers, directors and shareholders for and against the following ("Seller's Indemnifiable Claims"):

         (a) For the period of ten (10) years after the Closing, any and all Damages incurred by or threatened against Buyer or any of its officers, directors or shareholders in connection with any third party action which is based upon or arises from any inaccuracy, breach or non fulfillment of any of the representations made by Seller in this Agreement or any facts or circumstances constituting such an inaccuracy, breach or non fulfillment.

         6.3 Indemnification by Buyer. Buyer hereby agrees to indemnify and hold harmless Seller for and against the following ("Buyer's Indemnifiable Claims"):

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         (a) For the period of five (5) years after the Closing, any of the
Representations made by Buyer in this Agreement or any facts or circumstances constituting such an inaccuracy, breach or non fulfillment.

         6.4 Procedure for Indemnification with Respect to Third-Party Claims. For purposes for this Section 6.4, Buyer's Indemnifiable Claims and Seller's Indemnifiable Claims, when referred to generically, shall be referred to as "Indemnifiable Claims".

         (a) If a determination is made to seek indemnification under this
Article VI with respect to Indemnifiable Claims (the party seeking such indemnification hereinafter referred to as the "Indemnified Party" and the party against whom such indemnification is sought is hereinafter referred to as the "Indemnifying Party") resulting from the assertion of liability by third parties, the Indemnified Party shall give notice to the Indemnifying Party within ninety (90) days of the Indemnified Party becoming aware of any such Indemnifiable Claim or of facts upon which any such Indemnifiable Claim will be based; the notice shall set forth such material information with respect thereto as is then reasonably available to the Indemnified Party. In case any such liability is asserted against the Indemnified Party, and the Indemnified Party notifies the Indemnifying Party thereof, the Indemnifying Party will be entitled, if it so elects by written notice delivered to the Indemnified Party within 20 days after receiving the Indemnified Party's notice and acknowledges in writing that such claim is an Indemnifiable Claim hereunder, to assume the defense thereof with counsel satisfactory to the Indemnified Party at the expense of the Indemnifying Party. Notwithstanding the foregoing, (i) the Indemnified Party shall also have the right to employ separate counsel in such Indemnifiable Claim and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless
(1) the employment of separate counsel shall have been specifically authorized by the Indemnifying Party in writing, or (2) the named parties in such Indemnifiable Claim include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party, (ii) the Indemnified Party shall not have any obligation to give any notice of any assertion of liability by a third party unless such assertion is in writing, and (iii) the rights of the Indemnified Party to be indemnified hereunder in respect of Indemnifiable Claims resulting from the assertion of liability by third parties shall not be adversely affected by its failure to give notice pursuant to the foregoing unless, and, if so, only to the extent that, the Indemnifying Party is materially prejudiced thereby. With respect to any assertion of liability by a third party that results in an Indemnifiable Claim, the parties hereto shall make available to each other all relevant information in their possession material to any such assertion.

         (b) In the event that the Indemnifying Party, within twenty

         (20) days after receipt of the aforesaid notice of an Indemnifiable Claim, fails to assume the defense of the Indemnified Party and employ counsel against such Indemnifiable Claim, the Indemnified Party shall have the right to employ counsel and undertake the defense, compromise or settlement of such Indemnifiable Claim on behalf of and for the account and risk of the Indemnifying Party and the Indemnifying Party will pay all the costs, fees and expenses of such defense, counsel, compromise and settlement as incurred.

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         (c) Notwithstanding anything in this Section to the contrary, the
Indemnifying Party shall not, without the Indemnified Party's written consent, settle or compromise any Indemnifiable Claim or consent to entry of any judgment in respect thereof unless such settlement, compromise or consent includes as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such Indemnifiable Claim.

         6.5 Tax Indemnity. In the event Seller or Buyer is required to pay any taxes, or any interest or penalties on such taxes, which are the obligation of the other party under this Agreement, the party so obligated to pay such taxes, interest or penalties shall promptly reimburse and indemnify and hold harmless the party that pays such taxes, interest and penalties.

         6.6 Cumulative Rights. The rights, powers and remedies of any party hereto shall be in addition to all rights, powers and remedies given to such party by virtue of any statute or rule of law, all of which rights, powers and remedies shall be cumulative and may be exercised successively, concurrently or in any other order.

                                  ARTICLE VII
                            MISCELLANEOUS PROVISIONS

         7.1 Notices. All notices and other communications required or permitted under this Agreement shall be deemed to have been duly given and made if in writing and if served either by personal delivery to the party for whom intended or by being deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail bearing the address shown in this Agreement for, or such other address as may be designated in writing hereafter by, such party:

If to Seller:              Gulf Coast Music, L.L.C
                           757 St. Charles, Ste. 205
                           New Orleans, Louisiana 70130

If to Buyer:               Planet Entertainment Corporation
                           999 Highway 35
                           P.O. Box 4085
                           Middletown, New Jersey 07748

         7.2 Entire Agreement. This Agreement, the Exhibits and Schedules hereto, and the documents referred to herein embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter.

         7.3 Binding Effect: Assignment. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Seller and its successors and permitted assigns, and Buyer, and its successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred or assigned (by

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operation of law or otherwise) by any party hereto without the prior written consent of Buyer and Seller, except that Buyer and Seller may assign any or all of their rights, interests and obligations hereunder, including the rights to acquire specific Assets hereunder, to subsidiaries or affiliates of Buyer without the consent of Seller, provided that each such subsidiary or affiliate agrees in writing to be bound by all of the terms, conditions and provisions contained herein and Buyer unconditionally guarantees to Seller in writing all of the obligations of the assignee which are so assigned, which written guarantee shall be in form and substance satisfactory to Seller.

         7.4 Captions. The Article and Section headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement in construing or interpreting any provision hereof.

         7.5 Expenses of Transaction. Buyer and Seller shall each be responsible for the payment of their respective financial adviser and accounting fees, and any other costs or expenses incurred by them in connection with this Agreement and the transactions contemplated hereby.

         7.6 Waiver: Consent. This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than by performance), in whole or in part, except by the agreement in writing of the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent that a party hereto may have otherwise agreed in writing, no waiver by that party of any condition of this Agreement or document delivered on the Closing or breach by any other party of any of its obligations or representations hereunder or thereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation by such other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by such other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

         7.7 No Third-Party Beneficiaries. Nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto and their shareholders, any rights, remedies or other benefits under or by reason of this Agreement.

         7.8 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

         7.9 Gender. Whenever the context requires, words used in the singular shall be construed to mean or include the plural and vice versa, and pronouns of any gender shall be deemed to include and designate the masculine, feminine or neuter gender.

         7.10 Severability. With respect to any provision of this Agreement finally determined by a court of competent jurisdiction to be unenforceable, Seller and Buyer hereby agree that such court shall have jurisdiction to reform such provision so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court's determination. In the event that any provision of this Agreement cannot be reformed, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

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

         7.11 Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of Louisiana.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


GULF COAST MUSIC, L.L.C.


By: /s/ JEFFREY KRANZDORF
   --------------------------------------------
        Jeffrey Kranzdorf, General Manager



PLANET ENTERTAINMENT CORPORATION


By: /s/ WALLACE GIAKIS
   --------------------------------------------
        Wallace Giakis, Chairman


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